SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C.  20549




                                  FORM 8-K

                               CURRENT REPORT
                   PURSUANT TO SECTION 13 OR 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934




                         Date of Report: March 2, 2001




                               PG&E Corporation
             -----------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)



           California                 1-12609          94-3234914
    ---------------------------------------------------------------------
    (State or other Jurisdiction   (Commission       (IRS Employer
      of Incorporation)              File Number)     Identification No.)




                                PG&E Corporation
                      One Market, Spear Tower, Suite 2400
                        San Francisco, California 94105
                --------------------------------------------------
                (Address of principal executive offices) (Zip Code)


                                 (415) 267-7000
                ---------------------------------------------------
                (Registrant's telephone number, including area code)

Item 5.  Other Events.

As previously reported, PG&E Corporation has defaulted on several of its debt obligations, including commercial paper, borrowings under its long-term revolving credit facility, and its fourth quarter 2000 common stock dividend payable to PG&E Corporation shareholders of record as of December 15, 2000.

On March 2, 2001, PG&E Corporation refinanced its debt obligations with the $1 billion aggregate proceeds of two term loans under a common credit agreement with General Electric Capital Corporation and Lehman Commercial Paper Inc. In accordance with the credit agreement, the proceeds, together with other PG&E Corporation cash, were used to pay $501 million in commercial paper (including $457 million of commercial paper on which PG&E Corporation had defaulted), $434 million in borrowings under PG&E Corporation's long-term revolving credit facility, and $116 million to PG&E Corporation shareholders of record as of December 15, 2000, in satisfaction of the defaulted fourth quarter 2000 dividend. Further, approximately $85 million was used to pre-pay the first year's interest under the credit agreement and to pay transaction expenses associated with the debt restructuring.

The loan will mature on March 2, 2003 (which date may be extended at the option of PG&E Corporation, for up to one year upon payment of a fee of up to 5% of the then outstanding indebtedness), or earlier, if a spin-off of the shares of PG&E National Energy Group, Inc. (NEG, Inc.) were to occur. The shares of NEG, Inc. are owned directly by PG&E National Energy Group, LLC, a Delaware limited liability company (NEG LLC), and are wholly owned by PG&E Corporation. As required by the credit agreement, PG&E Corporation has given the lenders a security interest in PG&E Corporation's membership interest in NEG LLC and NEG LLC has given the lenders a security interest in the shares of NEG, Inc. PG&E Corporation may incur certain unsecured indebtedness, including indebtedness that is rated at least BBB- by Standard & Poor's or Baa3 by Moody's Investor Service, Inc. and meets certain other requirements.

Further, as required by the credit agreement, NEG LLC has granted to affiliates of the lenders an option that entitles these affiliates to purchase 2 to 3 percent of the shares of NEG, Inc. (depending on how long the loans are outstanding) at an exercise price of $1.00. The percentage will be calculated on a fully diluted basis as of the date of full repayment of the loans. The option becomes exercisable on the date of full repayment or, earlier, if an initial pubic offering of the shares of NEG, Inc. ("IPO") were to occur. NEG LLC has the right to call the option in cash at a purchase price equal to the fair market value of the underlying shares, which right is exercisable at any time following the repayment of the loans. If an IPO has not occurred, the holders of the option have the right to require NEG LLC or PG&E Corporation to repurchase the option at a purchase price equal to the fair market value of the underlying shares, which right is exercisable at any time after the earlier of full repayment of the loans or 45 days before expiration of the option. The option will expire 45 days after the maturity of the loans.

Under the credit agreement, NEG, Inc. is permitted to make investments, incur indebtedness, sell assets and operate its businesses pursuant to its business plan. Mandatory repayment of the loans will be required from the net after tax proceeds received by NEG LLC, NEG, Inc., and any subsidiary of NEG, Inc., from (i) the issuance of indebtedness, (ii) the issuance or sale of any equity (except for cash proceeds from an IPO),
(iii) asset sales, and (iv) casualty insurance, condemnation awards or other recoveries. However, if such proceeds are retained as cash, used to pay indebtedness, or reinvested in NEG, Inc.'s businesses, mandatory repayment will not be required.

Any net proceeds from an IPO must be used to reduce the outstanding balance of the loans to $500 million or less. In addition, all distributions made by NEG LLC to PG&E Corporation (other than to reimburse PG&E Corporation for (i) corporate overhead expenses, (ii) pursuant to any tax sharing arrangements to which NEG LLC and PG&E Corporation are parties, and (iii) any note that may be payable to PG&E Corporation in connection with an IPO and similar arrangements) must be used to pay the loans.

The credit agreement also prohibits PG&E Corporation from taking certain actions, including a restriction against declaring or paying any dividends for as long as the loans are outstanding. A breach of covenants, including requirements that (i) NEG, Inc.'s unsecured long term debt have a credit rating of at least BBB- by Standard & Poor's or Baa3 by Moody's Investor Service, Inc., (ii) the ratio of fair market value of NEG, Inc. to the aggregate amount of principal then outstanding under the loans is not less than 2 to 1, and (iii) PG&E Corporation maintain a cash or cash equivalent reserve of at least 15 percent of the total principal amount of the loans outstanding, entitles the lenders to declare the loans to be due and payable.



                                 SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                              PG&E CORPORATION

                              By:  CHRISTOPHER P. JOHNS
                                  -----------------------------
                                  CHRISTOPHER P. JOHNS
                                  Vice President and Controller



Dated: March 2, 2001